Exhibit 99.1

IMS Health Announces Offering of Senior Notes to Finance Proposed Acquisition of Cegedim’s CRM and Strategic Data Businesses

DANBURY, Conn.--(BUSINESS WIRE)--March 16, 2015--IMS Health Holdings, Inc. (NYSE:IMS) today announced that its wholly-owned subsidiary, IMS Health Incorporated, intends to raise €275 million in gross proceeds through an offering of senior notes due 2023. The net proceeds from the notes offering will be used to fund a portion of the purchase price for IMS Health’s previously announced proposed acquisition of certain customer relationship management and strategic data businesses of Cegedim, SA and for related fees and expenses. The consummation of the notes offering is subject to market and other conditions.

Certain statements in this press release are forward-looking statements. These statements involve a number of risks, uncertainties and other factors including the failure to consummate the notes offering and potential changes in market conditions that could cause actual results to differ materially.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes. The notes to be offered have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. The notes are being offered only to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act of 1933 and outside the United States only to non-U.S. investors pursuant to Regulation S.

About IMS Health

IMS Health is a leading global information and technology services company providing clients in the healthcare industry with comprehensive solutions to measure and improve their performance. By applying sophisticated analytics and proprietary application suites hosted on the IMS One™ intelligent cloud, the company connects more than 10 petabytes of complex healthcare data on diseases, treatments, costs and outcomes to help its clients run their operations more efficiently. More than 10,000 employees drive results for over 5,000 healthcare clients across 100 countries, drawing on information from 100,000 suppliers and insights from more than 55 billion healthcare transactions processed annually. Customers include pharmaceutical, consumer health and medical device manufacturers and distributors, providers, payers, government agencies, policymakers, researchers and the financial community.

As a global leader in protecting individual patient privacy, IMS Health uses anonymous healthcare data to deliver critical, real-world disease and treatment insights. These insights help biotech and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders to identify unmet treatment needs and understand the effectiveness and value of pharmaceutical products in improving overall health outcomes. Additional information is available at www.imshealth.com.

CONTACT:
IMS Health Holdings, Inc.
Media Relations
Tor Constantino, +1.484.567.6732
tconstantino@us.imshealth.com
or
Investor Relations
Tom Kinsley, +1.203.448.4691
tkinsley@imshealth.com